United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2021
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
(Exact Name of Registrant as Specified In Its Charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 17, 2021, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) announced the election of Clarence D. “Clay” Armbrister and Nancy C. Floyd to become new independent directors of the Company’s Board of Directors (the “Board”) to be effective as of March 1, 2021. In connection with these elections the Board increased the size of the Board by two directors.
Mr. Armbrister, 63, has served as President of Johnson C. Smith University since January 1, 2018. Previously, Mr. Armbrister served as President of Girard College from 2012 to 2017. Mr. Armbrister has served as Chair of the Audit Committee and a member of the Compensation Committee of Health Partners Plans Inc. since 2016. From 2008 to 2011, Mr. Armbrister served as Chief of Staff to the former Mayor of Philadelphia, Michael A. Nutter. Mr. Armbrister also served as Senior Vice President for Administration and subsequently Executive Vice President and Chief Operating Officer of Temple University from 2003 to 2007. Prior to that, Mr. Armbrister served as Vice President and Director in the Municipal Securities Group and in other positions at PaineWebber & Co. (subsequently UBS PaineWebber Incorporated) from 1999 to 2003 and also served as an Adjunct Faculty Member of the Beasley School of Law at Temple University from 1997 to 1998. From 1996 to 1998, Mr. Armbrister served as Managing Director of the Philadelphia School District and prior to that, in 1994, he was appointed Philadelphia City Treasurer. From 1982 to 1994, Mr. Armbrister was an associate and then Partner at Saul, Ewing, Remick & Saul (currently known as Saul Ewing Arnstein & Lehr LLP). Mr. Armbrister also serves on the boards of various organizations, including the Board of Directors for Health Partners Plan, the Board of Trustees of Devereux Advanced Behavioral Health and the Board of Charlotte Regional Business Alliance. Mr. Armbrister is also a former member of the Board of Directors of the National Adoption Center and the Community College of Philadelphia’s Board of Trustees. Mr. Armbrister received a Bachelor of Arts degree in Political Science and Economics from the University of Pennsylvania in 1979 and a Juris Doctor degree from the University of Michigan Law School in 1982. The Company believes Mr. Armbrister’s over 35 years of experience in education, law, government and finance gives him valuable insight and enables him to make significant contributions as a member of the Board.
Ms. Floyd, 66, has served since 1993 as a Managing Director of Nth Power LLC, a venture capital firm she founded that specializes in clean energy technology. From 1989 to 1993, Ms. Floyd joined and started the technology practice for the utility consulting firm, Barakat and Chamberlain. From 1985 to 1988, Ms. Floyd was on the founding team and worked at PacTel Spectrum Services, a provider of network management services. In 1982, Ms. Floyd founded and later served as Chief Executive Officer of NFC Energy Corporation, one of the first wind development companies in the United States. From 1977 to 1980, Ms. Floyd served as Director of Special Projects of Vermont Public Service Board (currently known as Vermont Public Utility Commission). Ms. Floyd has also served on the boards of various organizations, including Chair of the Board and Chair of the Compensation Committee of Tempronics, Inc. since 2014, member the Board of Directors of First Fuel Inc. from 2014 to 2019, Glasspoint Solar from 2014 to 2020, Chair of the Audit Committee of AltaGas Services and AltaGas Power Holdings (U.S.) Inc. (TSX: ALA) from 2018 to 2019, and member of the Audit and Governance Committees of WGL Holdings, Inc. and Washington Gas (NYSE: WGL) from 2011 to 2018, among others. Also, since 2018, Ms. Floyd has served as Fund Advisor to Activate Capital and, since 2017, on the Investment Committee for The Christensen Fund. Ms. Floyd received a Bachelor of Arts degree in Government from Franklin & Marshall College in 1976 and a Master of Arts degree in Political Science from Rutgers University in 1977. The Company believes Ms. Floyd’s extensive experience in clean energy technology and utilities makes her qualified to serve as a member of the Board.
Effective March 1, 2021, Mr. Armbrister was also appointed by the Board to serve as a member of the Nominating, Governance and Corporate Responsibility Committee and Ms. Floyd was appointed to serve as a member of the Audit Committee and the Finance and Risk Committee. The Board has determined that both Mr. Armbrister and Ms. Floyd are independent pursuant to the New York Stock Exchange listing standards, the Company’s corporate governance guidelines, its independence standards and the written charter of the Nominating, Governance and Corporate Responsibility Committee. The Board has also determined that Ms. Floyd qualifies as an “audit committee financial expert” as defined in SEC rules.
As independent members of the Board and members of various Board committees, Mr. Armbrister and Ms. Floyd will each be entitled to receive a pro rata portion of the annual director compensation as more fully described in the Company's Proxy Statement filed with the SEC on April 15, 2020.
There are no arrangements or understandings with any person pursuant to which either Mr. Armbrister or Ms. Floyd was elected as a director of the Board. Neither Mr. Armbrister nor Ms. Floyd is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the U.S. Securities Act of 1933, as amended.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and General Counsel
Date: February 17, 2021